Exhibit 99.1

500 Glenpointe Centre West
Teaneck, NJ 07666

CONTACT: Gordon Coburn
Chief Financial & Operating Officer
201-678-2712
FOR IMMEDIATE RELEASE
Investors: Gordon McCoun
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
scot.hoffman@fd.com

COGNIZANT REPORTS RECORD FOURTH QUARTER RESULTS

Industry-leading Growth Continues

Company Forecasts Revenue to Exceed $2 Billion in 2007

Teaneck, NJ – February 5, 2007 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the fourth quarter and full-year ended December 31, 2006.

Highlights – Fourth Quarter 2006

•	Quarterly revenue increased to $424.4 million, up 65% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.46, compared to $0.39 in the year-ago quarter.

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Quarterly diluted EPS on a non-GAAP basis was $0.50, excluding stock-based compensation expense of $0.04, compared to $0.31 in 2005, excluding a one-time income tax benefit of $0.08 relating to the repatriation of earnings under the American Jobs Creation Act.

Revenue for the fourth quarter of 2006 increased to $424.4 million, up 12% sequentially from $377.5 million in the third quarter of 2006, and up 65% from $256.9 million in the fourth quarter of 2005. GAAP net income was $69.5 million, or $0.46 per diluted share, compared to $57.7 million, or $0.39 per diluted share, in the fourth quarter of 2005. GAAP operating margin for the quarter was 18.0%. Excluding stock based compensation expense of $8.1 million, non-GAAP operating margin was 19.9%, at the high end of the Company’s targeted 19-20% range. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

Highlights – Full Year 2006

•	Revenue increased to $1.424 billion, up 61% compared to 2005.

•	Diluted EPS on a GAAP basis was $1.55, compared to $1.13 in 2005.

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Diluted EPS on a non-GAAP basis was $1.72, excluding stock-based compensation expense of $0.17, compared to $1.05 in 2005, excluding a one-time income tax benefit of $0.08 relating to the repatriation of earnings under the American Jobs Creation Act.

Revenue for 2006 increased to $1.424 billion, up 61% from $885.8 million in 2005. GAAP net income was $232.8 million, or $1.55 per diluted share, compared to $166.3 million, or $1.13 per diluted share in 2005. GAAP operating margin was 18.2%. Excluding stock based compensation expense of $29.9 million, non-GAAP operating margin was 20.3%. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

Business Highlights

“We are very pleased with our record fourth quarter and full-year 2006 results,” said Francisco D’Souza, President and CEO of Cognizant. “During the quarter, we capitalized on the escalating demand for our entire portfolio of services and leveraged our industry expertise to win many new clients. We performed impressively in several verticals where we continue to make strategic investments – including healthcare and media/information services. We continue to see strong growth in our newer customer markets, particularly Continental Europe, where business more than doubled in the last year.”

D’Souza continued, “Our strong financial performance in the quarter and throughout 2006, coupled with our track record of industry-leading growth, is the result of the steadfast execution of our strategy, as we converted investments in our verticals, solutions and geographies into significant growth opportunities. This reinvestment strategy sets us apart in the marketplace, especially in the eyes of our customers and prospective clients. We continue to build cutting-edge expertise and new capabilities across our global platform, enhancing our ability to drive tangible returns on our clients’ IT investments and, ultimately, make their businesses stronger. We believe that our growth strategy and strong leadership team around the world will continue to drive strong performance in 2007.”

2007 Outlook – First Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	First quarter 2007 revenue anticipated to be approximately $448 million, up 57% compared to the first quarter of 2006.

•	First quarter 2007 diluted EPS expected to be $0.47 on a GAAP basis, and $0.52 on a non-GAAP basis, which excludes a stock-based compensation expense of $0.05.

•	Fiscal 2007 revenue anticipated to be at least $2.04 billion.

•	Fiscal 2007 diluted EPS expected to be at least $2.10 on a GAAP basis, and at least $2.31 on a non-GAAP basis, which excludes a stock-based compensation expense of $0.21.

•	Total headcount by end of 2007 expected to reach at least 56,000.

“As demand for our services has escalated, we have maintained our long-term focus on expanding our strategic platform, enabling us to capture that demand and manage the Company’s industry-leading growth,” said Gordon Coburn, Chief Financial and Operating

Officer. “Investment in recruitment, retention and training are central to our strategy. We added a net total of almost 4,500 employees in the fourth quarter and more than 14,500 employees in 2006 overall. We are also making investments in our infrastructure in India and expanding into more geographies that enable us to tap new sources of talent. For example, we recently opened a development center in Kochi, our eighth city in India. We are also making steady, long-term investments in China, as we continue to expand our global delivery platform. Based on the positive demand environment and the strength of our growth platform, we believe that Cognizant will continue to outpace our overall market in 2007.”

Conference Call

Cognizant will host a conference call February 5, 2007 at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “6630289” from two hours after the end of the call until 11:59 p.m. (ET) on February 12, 2007.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant has more than 40,000 employees who are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM, SW-CMM and CMMI Maturity Level 5 assessments from an independent third-party assessor and ranked among the top information technology companies in Business Week’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index and the S&P 500 Index. Find additional information about Cognizant at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

For its internal management reporting and budgeting purposes, Cognizant’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of Cognizant’s operating results to that of its competitors. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123R, Cognizant’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make additional comparisons between Cognizant’s operating results to those of other companies. In addition, management excluded the income tax benefit related to the repatriation of foreign earnings under the American Jobs Creation Act in its non-GAAP financial measures since this temporary tax incentive is not likely to recur. Accordingly, Cognizant believes that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with the company’s reported results, can provide useful supplemental information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Cognizant’s business. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

-Table to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues	$424,430	$256,902	$1,424,267	$885,830
Cost of revenues (exclusive of depreciation and amortization shown separately below)	232,588	135,978	787,923	479,915
Selling, general and administrative expenses	105,019	64,604	343,238	206,899
Depreciation and amortization expense	10,471	5,280	34,163	21,400

Income from operations	76,352	51,040	258,943	177,616

Other income (expense):
Interest income	5,538	2,860	17,615	8,982
Other income / (expense), net	397	(737)	1,253	(1,326)

Total other income / (expense)	5,935	2,123	18,868	7,656

Income before provision for income taxes	82,287	53,163	277,811	185,272
Provision (benefit) for income taxes	12,754	(4,510)	45,016	19,006

Net income	$69,533	$57,673	$232,795	$166,266

Basic earnings per share	$0.49	$0.42	$1.65	$1.22

Diluted earnings per share	$0.46	$0.39	$1.55	$1.13

Weighted average number of common shares outstanding	142,021	138,617	140,858	136,494

Weighted average number of common and dilutive shares outstanding	151,566	147,924	150,562	146,895

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	December 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$265,937	$196,938
Short-term investments	382,222	227,063
Trade accounts receivable, net of allowances of $3,719 and $2,325, respectively	259,210	153,971
Unbilled accounts receivable	39,265	22,725
Deferred income tax assets, net	61,257	42,752
Other current assets	32,500	19,974

Total Current Assets	1,040,391	663,423
Property and equipment, net	220,154	146,982
Goodwill	27,190	18,223
Intangible assets, net	20,463	16,277
Deferred income tax assets, net	1,024	17,247
Other assets	16,759	7,741

Total Assets	$1,325,981	$869,893

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$27,839	$16,420
Deferred revenue	19,401	14,707
Accrued expenses and other liabilities	202,263	122,668

Total Current Liabilities	249,503	153,795
Other noncurrent liabilities	2,979	1,953

Total Liabilities	252,482	155,748

Stockholders’ Equity	1,073,499	714,145

Total Liabilities and Stockholders’ Equity	$1,325,981	$869,893

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share data)

	Three Months Ended December 31,				Three Months Ended December 31,
	2006 GAAP	2006 Adjustments		2006 Non-GAAP	2005 GAAP	2005 Adjustments		2005 Non-GAAP
Income from operations	$76,352	$8,093	(a)	$84,445	$51,040	$—		$51,040

Operating margin	18.0%	1.9	%(a)	19.9%	19.9%	—		19.9%

Diluted earnings per share	$0.46	$0.04	(b)	$0.50	$0.39	$(0.08	)(e)	$0.31

	Year Ended December 31,				Year Ended December 31,
	2006 GAAP	2006 Adjustments		2006 Non-GAAP	2005 GAAP	2005 Adjustments		2005 Non-GAAP
Income from operations	$258,943	$29,934	(c)	$288,877	$177,616	$—		$177,616

Operating margin	18.2%	2.1	%(c)	20.3%	20.1%	—		20.1%

Diluted earnings per share	$1.55	$0.17	(d)	$1.72	$1.13	$(0.08	)(e)	$1.05

Notes:

(a)	Adjustment to exclude stock-based compensation of $8,093 from income from operations of which $3,480 was reported in cost of revenues and $4,613 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit of $1,399.
(c)	Adjustment to exclude stock-based compensation of $29,934 from income from operations of which $13,400 was reported in cost of revenues and $16,534 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit of $3,915.
(e)	To exclude one-time income tax benefit of $12,411 or $0.08 per diluted share related to the repatriation of $60,000 of Indian earnings under the American Jobs Creation Act of 2004.